Press
Release

Contact:	Mark E. Patten, Sr. Vice President & Chief Financial Officer mpatten@ctlc.com
Phone:	(386) 944-5643
Facsimile:	(386) 274-1223

FOR IMMEDIATE RELEASE	CONSOLIDATED TOMOKA CLOSES $30 MILLION DEBT FINANCING AND ACQUIRES $10 MILLION MEZZANINE LOAN ON HOTEL IN DALLAS, TEXAS

September 30, 2014 - DAYTONA BEACH, FLORIDA - Consolidated-Tomoka Land Co. (NYSE MKT: CTO) today announced the closing of a non-recourse $30 million fixed rate mortgage debt financing. The proceeds from the financing were used to reduce the outstanding balance under the Company’s unsecured credit facility. The financing with Wells Fargo Bank N.A. consists of a twenty-year non-recourse secured loan on six of the Company’s income properties. The loan carries a fixed interest rate of 4.33% and requires payments of interest only through the first ten years. After the tenth year of the term, the loan becomes fully pre-payable and requires that the cash flows of the underlying six income properties be swept to pay down the principal balance monthly, and the interest rate is adjusted upward.

The loan will mature in October 2034. As a result of the financing the Company’s weighted average interest rate is 3.42%, the weighted average maturity of our long-term debt is 11.2 years, and approximately 75% of our debt is now fixed rate.

The Company also announced today the acquisition of a performing mezzanine loan secured by an upper upscale hotel in Dallas, Texas.   The Company purchased the loan at par for $10.0 million. The loan has an interest rate of 1-month LIBOR plus 725 basis points and matures in September 2016, with three one-year extensions, subject to the terms of the loan.  The mezzanine loan is junior to a $64 million first mortgage. The Company’s investment represents a basis in the underlying hotel property of less than half of the estimated replacement cost.

Mark E. Patten, Senior Vice President and Chief Financial Officer of the Company stated, “By securing this non-recourse fixed rate debt financing, we were able to lock in favorable fixed rate debt against our income property leases, continuing our efforts to ladder the maturity schedule of our long-term debt and fix a majority of our interest rate exposure.”

John P. Albright, President and Chief Executive Officer of the Company stated, “This loan purchase continues our strategy of diversifying our investment platform with loan investments that produce strong risk adjusted yields.”  Mr. Albright continued, “Our basis in this short-term floating rate loan is below replacement cost and produces an attractive investment yield.” Mr. Albright also stated, “This marks our sixth investment in 2014, and in aggregate, we have completed approximately $50.2 million in acquisitions of income-producing assets.”

About Consolidated-Tomoka Land Co.
Consolidated-Tomoka Land Co. is a Florida-based publicly traded real estate company, which owns a portfolio of income properties and loan investments in diversified markets in the United States, and over 10,500 acres of land in the Daytona Beach, Florida area. Visit our website at www.ctlc.com.

"SAFE HARBOR"

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements.  The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made.  Forward-looking statements are made based upon management’s expectations and beliefs concerning future developments and their potential effect upon the Company.  There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management.

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